Exhibit 23.1

Consent of Independent Auditor

RBB Bancorp

Los Angeles, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-219626) of RBB Bancorp of our report dated March 9, 2018, relating to the consolidated financial statements of First American International Corp., which appears in this Form 8K/A.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

January 10, 2019